Exhibit 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main Fax	212.407.4000 212.407.4990

February 6, 2024

Redwoods Acquisition Corp.

1115 Broadway, 12th Floor

New York, NY 10106

Ladies and Gentlemen:

We have acted as counsel to Redwoods Acquisition Corp., a Delaware corporation (“Redwoods”), in connection with the preparation of a registration statement on Form S-4, File No. 333-273748 (the “Registration Statement”), filed by Redwoods with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the offer and sale to the security holders of ANEW MEDICAL, INC., a Wyoming corporation (“ANEW”), in a business combination transaction (the “Business Combination”) pursuant to that certain Business Combination Agreement dated May 30, 2023, (as amended, the “Business Combination Agreement”), by and among Redwoods, ANEW and Anew Medical Sub, Inc., a Wyoming corporation and direct, wholly owned subsidiary of Redwoods, of up to (i) 11,000,000 shares of Redwoods common stock, par value $0.0001 per share (the “Redwoods Common Stock”) to be issued to security holders of ANEW, inclusive of 5,000,000 shares of Redwoods Common Stock issuable pursuant to certain earn-out triggers described in the Registration Statement (the “Merger Consideration Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of Redwoods.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that upon issuance in the Business Combination pursuant to the terms of the Business Combination Agreement, the Merger Consideration Shares will be validly issued, fully paid and non-assessable.

In addition, the foregoing opinion is qualified to the extent that (a) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP